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                                                                  Exhibit 4.6


                               RETAINER AGREEMENT
                               ------------------

        The parties hereto, SECURFONE AMERICA INCORPORATED (hereinafter SFI) and GREGORY F. LEPORE, ESQ., in consideration of the mutual covenants herein contained. The parties agree herein as follows:

        1. Between February 1, 1997 and April 30, 1997, LEPORE will provide, on demand as reasonably required by SFI, consulting services to SFI concerning matters within LEPORE'S expertise and germane to SFI business activities.

        2. SFI agrees that it shall compensate LEPORE by the provision of 10,000 shares of SFI or its option equivalent at such time as SFI releases such shares for the compensation of those individuals likewise providing consulting and professional services to SFI but in no event later than February 28, 1998.

        3. LEPORE agrees that SFI's liability shall be limited to stock or options as aforesaid, and that SFI makes no representation or warranty as to there market value or marketability.

        4. The services to be provided by LEPORE shall be provided at such times and locations as are convenient to SFI or its officers.



                                                 /s/Gregory F. Lepore, Esquire
                                                 -----------------------------
                                                 Gregory F. Lepore, Esquire

                                                 /s/ William P. Stueber, II
                                                 -----------------------------
                                                 William P. Stueber, II
                                                 Chief Executive Officer for
                                                 SECURFONE AMERICA INCORPORATED